Filed pursuant to Rule 424(b)(5)
Registration No. 333-282060

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell the securities and neither is soliciting any offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated March 5, 2026

Preliminary Prospectus Supplement
(To Prospectus dated September 23, 2024)
$
Southwestern Electric Power Company
$ 5.30% Senior Notes, Series P, due 2033
$ % Senior Notes, Series Q, due
$ % Senior Notes, Series R, due
__________________________
    This is a public offering by Southwestern Electric Power Company (the “Company”) of $ of its 5.30% Senior Notes due April 1, 2033 (the “Series P Senior Notes”), $ of its % Senior Notes, Series Q due , (the “Series Q Senior Notes”) and $ of its % Senior Notes, Series R due , (the “Series R Senior Notes” and, together with the Series P Senior Notes and the Series Q Senior Notes, the “Senior Notes”). On March 30, 2023, the Company issued $350,000,000 of its Series P Senior Notes (the “Existing Series P Senior Notes”). The Series P Senior Notes offered hereby are part of the same series of debt securities under the Company's indenture as the Existing Series P Senior Notes issued on March 30, 2023 and will have the same terms (other than the date of issuance, initial interest accrual date, initial interest payment date and public offering price) as those of the Existing Series P Senior Notes. The Series P Senior Notes and the Existing Series P Senior Notes will vote as one class under the indenture. Further, the Series P Senior Notes are expected to have the same CUSIP number as, and to be fungible for trading purposes with, the Existing Series P Senior Notes. Upon the issuance of the Series P Senior Notes offered hereby, the aggregate principal amount of outstanding Series P Senior Notes will be $ . Interest on the Series P Senior Notes is payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2026. Interest on the Series Q Senior Notes is payable semi-annually in arrears on and of each year, beginning on , 2026. Interest on the Series R Senior Notes is payable semi-annually in arrears on and of each year, beginning on , 2026. The Series P Senior Notes will mature on April 1, 2033. The Series Q Senior Notes will mature on , . The Series R Senior Notes will mature on , . We may redeem the Senior Notes either in whole or in part at our option at any time, and from time to time, at the applicable redemption price described below under “Supplemental Description of the Senior Notes—Optional Redemption” on page S-5 of this prospectus supplement. The Senior Notes do not have the benefit of a sinking fund.

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to, and the Senior Notes should not be purchased, held or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (an “SFE”). By purchasing the Senior Notes, any investor in the Senior Notes (including all affiliated entities that participate in such purchase) will be deemed to represent and warrant to us that it is not, and will not be, for its taxable year that includes the date of this prospectus supplement, an SFE.

    The Senior Notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to all of our secured debt, to the extent of the assets securing such debt. We will issue the Senior Notes only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

	Per Series P Senior Note	Total	Per Series Q Senior Note	Total	Per Series R Senior Note	Total
Public offering price	%(1)	$	%(2)	$	%(2)	$
Underwriting discount	%	$	%	$	%	$
Proceeds, before expenses, to the Company(1)%		$	%	$	%	$
(1) Plus accrued interest from October 1, 2025 to the date of settlement (totaling $ ). This accrued interest must be paid by the purchasers of the Series P Senior Notes offered hereby.
(2) Plus accrued interest, if any, from March , 2026.

INVESTING IN THESE NOTES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” ON PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT FOR MORE INFORMATION.

    Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Senior Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    The Senior Notes are expected to be delivered in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about March , 2026.

__________________________
Joint Book-Running Managers

BNY Capital Markets	Huntington Capital Markets	Mizuho	Scotiabank

The date of this prospectus supplement is March , 2026.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Senior Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Senior Notes. If the description of the Senior Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus and in any written communication from the Company or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

RISK FACTORS

Investing in the Senior Notes involves risk. Please see the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described are those presently known to us.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (including any documents filed after the date of the initial registration statement and prior to its effectiveness) until we sell all the notes.

•Annual Report on Form 10-K for the year ended December 31, 2025.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
614-716-1000

You should rely only on the information incorporated by reference or provided in the accompanying prospectus, this prospectus supplement, or any supplement and in any written communication from us or any underwriter specifying the final terms of the particular offering. We have not authorized anyone else to provide you with different information. We are not making an offer of the Senior Notes in any state where the offer is not permitted. You should not assume that the information in the accompanying prospectus, this prospectus supplement, or any supplement is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

The net proceeds from the sale of the Senior Notes will be used to redeem all or a portion of our $1,000,000,000 4.244% Senior Note due December 4, 2028 issued to an affiliate, to pay at their March 15, 2026 maturity $500,000,000 aggregate principal amount of our 1.65% Senior Notes, Series N, due 2026 and for general corporate purposes, which may include funding our construction program, repaying advances from affiliates and replenishing working capital. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations. At March 3, 2026, we had $58 million in advances from affiliates outstanding.

SUPPLEMENTAL DESCRIPTION OF THE SENIOR NOTES

The following description of the particular terms of the Senior Notes supplements and in certain instances replaces the description of the general terms and provisions of the Senior Notes under “Description of the Notes” in the accompanying prospectus. We will issue the Senior Notes under an Indenture, dated as of February 25, 2000, between us and The Bank of New York Mellon Trust Company, N.A., as Successor Trustee to The Bank of New York (the “Trustee”), as supplemented and amended and as to be further supplemented and amended as of the issue date for the Senior Notes.

Principal Amount, Maturity, Interest and Payment

The Series P Senior Notes offered by this prospectus supplement and the accompanying prospectus constitute a further issuance of, are consolidated and form a single series with, have identical terms (other than the date of issuance, initial interest accrual date, initial interest payment date and the public offering price) and have the same CUSIP number as, our $350,000,000 aggregate principal amount of outstanding 5.30% Senior Notes, Series P, due April 1, 2033 issued on March 30, 2023. The Series P Senior Notes offered hereby will be issued in the aggregate principal amount of $ . Upon completion of this offering, the aggregate principal amount of outstanding Series P Senior Notes will be $ . The Series Q Senior Notes will initially be issued in an aggregate principal amount of $ . The Series R Senior Notes will initially be issued in an aggregate principal amount of $ .

We may at any time and from time to time, without consent of the holders of each series of the Senior Notes, issue additional notes having the same ranking, interest rate, maturity and other terms (other than the date of issuance, public offering price and, in some circumstances, the initial interest accrual date and initial interest payment date) as the applicable Senior Notes. These additional notes, together with the applicable Senior Notes and/or the Existing Series P Senior Notes, will constitute a single series of notes under the Indenture; provided, however, that if such additional notes are not fungible with the applicable Senior Notes offered hereby and/or the Existing Series P Senior Notes for U.S. federal income tax purposes, such additional notes will not have the same “CUSIP” number as the Senior Notes offered hereby.

The Series P Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on April 1, 2033 and will bear interest at the rate of 5.30% per year from October 1, 2025 until April 1, 2033. The Series P Senior Notes are not subject to any sinking fund provision.

The Series Q Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on , and will bear interest at the rate of % per year from March , 2026 until , . The Series Q Senior Notes are not subject to any sinking fund provision.

The Series R Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on , and will bear interest at the rate of % per year from March , 2026 until , . The Series R Senior Notes are not subject to any sinking fund provision.

Interest on the Series P Senior Notes will be payable semi-annually in arrears on each April 1 and October 1 (the “Series P Interest Payment Date”) and at redemption, if any, or maturity. The initial Series P Interest Payment Date is April 1, 2026. Interest on the Series Q Senior Notes will be payable semi-annually in arrears on each and (the “Series Q Interest Payment Date”) and at redemption, if any, or maturity. The initial Series Q Interest Payment Date is , 2026. Interest on the Series R Senior Notes will be payable semi-annually in arrears on each and (the “Series R Interest Payment Date” and, together with the Series P Interest Payment Date and the Series Q Interest Payment

Date, the “Interest Payment Date”) and at redemption, if any, or maturity. The initial Series R Interest Payment Date is , 2026.

Each payment of interest on the Series P Senior Notes shall include interest accrued from October 1, 2025, or the immediately preceding Series P Interest Payment Date, through the day before the next Interest Payment Date. Each payment of interest on the Series Q Senior Notes shall include interest accrued from March , 2026, or the immediately preceding Interest Payment Date, through the day before the next Interest Payment Date. Each payment of interest on the Series R Senior Notes shall include interest accrued from March , 2026, or the immediately preceding Interest Payment Date, through the day before the next Interest Payment Date. Interest on the Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We will pay interest on the Senior Notes (other than interest payable at redemption, if any, or maturity) in immediately available funds to the registered holders of the Senior Notes as of the Regular Record Date (as defined below) for each Interest Payment Date.

We will pay the principal amount of the Senior Notes and any premium and interest payable at redemption, if any, or at maturity in immediately available funds delivered to the Trustee, and the Trustee will forward such funds to the applicable depositary for payments to its participants for subsequent disbursement to the beneficial owners of the Senior Notes.  See - Global Clearance and Settlement Procedures.

The Senior Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

If any Interest Payment Date, redemption date or the maturity is not a Business Day (as defined below), we will pay all amounts due on the next succeeding Business Day and no additional interest will be paid.

The “Regular Record Date” will be (i) the March 15 or September 15 prior to the relevant Series P Interest Payment Date (whether or not a Business Day), (ii) the or prior to the relevant Series Q Interest Payment Date (whether or not a Business Day) and (iii) the or prior to the relevant Series R Interest Payment Date (whether or not a Business Day).

“Business Day” means any day that is not a Saturday or Sunday or any other day on which banking institutions in New York City are authorized or required by law or regulation to close.

Optional Redemption

We may redeem any series of the Senior Notes at our option at any time upon no more than 60 and not less than 30 days’ notice (either by mail or in compliance with the applicable procedures of DTC).

Prior to January 1, 2033 (three months prior to the maturity date of the Series P Senior Notes (the “Series P Par Call Date”)), we may redeem the Series P Senior Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

•(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series P Senior Notes matured on the Series P Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-

day months) at the Treasury Rate applicable to the Series P Senior Notes plus 30 basis points less (b) interest accrued to the redemption date; and

•100% of the principal amount of the Series P Senior Notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Series P Par Call Date, we may redeem the Series P Senior Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series P Senior Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to , ( months prior to the maturity date (the “Series Q Par Call Date”)), we may redeem the Series Q Senior Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

•(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series Q Senior Notes matured on the Series Q Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points less (b) interest accrued to the redemption date; and

•100% of the principal amount of the Series Q Senior Notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Series Q Par Call Date, we may redeem the Series Q Senior Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series Q Senior Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to , ( months prior to the maturity date (the “Series R Par Call Date”)), we may redeem the Series R Senior Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

•(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series R Senior Notes matured on the Series R Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points less (b) interest accrued to the redemption date; and

•100% of the principal amount of the Series R Senior Notes to be redeemed,

plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Series R Par Call Date, we may redeem the Series R Senior Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series R Senior Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of these redemption provisions, the following term has the following meaning.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

•the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Series P Par Call Date, the Series Q Par Call Date or the Series R Par Call Date, as applicable (the “Remaining Life”); or

•if there is no such Treasury constant maturity on H.15 exactly equal to the applicable Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than such Remaining Life—and shall interpolate to the Series P Par Call Date, the Series Q Par Call Date or the Series R Par Call Date, as applicable, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

•if there is no such Treasury constant maturity on H.15 shorter than or longer than the applicable Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to such Remaining Life. For purposes of this clause, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to the Series P Par Call Date, the Series Q Par Call Date or the Series R Par Call Date, as applicable. If there is no United States Treasury security maturing on the Series P Par Call Date, the Series Q Par Call Date or the Series R Par Call Date, as applicable, but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, we shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the Series P Par Call Date, the Series Q Par Call Date or the Series R Par Call Date, as applicable, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The Trustee shall have no obligation or duty whatsoever to determine, or to verify our calculations of, the redemption price.

Limitations on Liens

So long as any of our Senior Notes issued pursuant to this prospectus supplement are outstanding, we will not create or suffer to be created or to exist any additional mortgage, pledge, security interest, or other lien (collectively “Liens”) on any of our utility properties or tangible assets now owned or hereafter acquired to secure any indebtedness for borrowed money (“Secured Debt”), without providing that such Senior Notes will be similarly secured. This restriction does not apply to our subsidiaries, nor will it prevent any of them from creating or permitting to exist Liens on their property or assets to secure any Secured Debt. In addition, this restriction does not prevent the creation or existence of:

•Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;

•Financing of our accounts receivable for electric service;

•Any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of liens permitted by the foregoing clauses; and

•The pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses.

In addition to the permitted issuances above, Secured Debt not otherwise so permitted may be issued in an amount that does not exceed 15% of Net Tangible Assets (as defined below).

“Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on our balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of our current liabilities appearing on such balance sheet. For purposes of this definition, our balance sheet does not include assets and liabilities of our subsidiaries.

This restriction also will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business.

Global Clearance and Settlement Procedures

Secondary market trading between Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) participants and/or Euroclear Bank SA/NV, as operator of the Euroclear system (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of Senior Notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Senior Notes settled during such processing will be reported to the relevant Euroclear system participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the Senior Notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.

Additional Information

For additional important information about the Senior Notes, see “Description of the Notes” in the accompanying prospectus, including: (i) additional information about the terms of the Senior Notes, (ii) general information about the Indenture and the Trustee, and (iii) a description of events of default under the Indenture.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences of the ownership and disposition of the Senior Notes as of the date hereof. This summary deals only with Senior Notes that are held as capital assets (generally, property held for investment) by a U.S. holder or a non-U.S. holder (each as defined below) who acquires for cash (i) the Series Q Senior Notes upon original issuance at their initial offering price, (ii) the Series R Senior Notes upon original issuance at their initial offering price, or (iii) the Series P Senior Notes pursuant to this offering at the offering price set forth on the cover hereof.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with estate, foreign, state, local or other tax considerations that may be relevant to holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a bank or other financial institution, an insurance company, a regulated investment company, a tax-exempt entity, a holder whose functional currency is not the U.S. dollar, a holder that holds the Senior Notes as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction for U.S. federal income tax purposes, a trader in securities that has elected the mark-to-market method of accounting for your securities holdings, a dealer in securities or currencies, subject to an alternative minimum tax or special tax accounting rules under Section 451(b) of the Code, a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

A “U.S. holder” means a beneficial owner of the Senior Notes that is, for United States federal income tax purposes, any of the following:

•an individual citizen or resident of the United States;

•a corporation (or any other entity classified as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•an estate the income of which is subject to United States federal income taxation regardless of its source; or

•a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-U.S. holder” is a holder that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds the Senior Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Senior Notes, you should consult your tax advisors.

If you are considering the purchase of Senior Notes, you should consult your tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of the Senior Notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Qualified Reopening and No Original Issue Discount

It is anticipated, and this discussion assumes, that the Series P Senior Notes will be issued in a “qualified reopening” of the Existing Series P Senior Notes for U.S. federal income tax purposes. Accordingly, this offering of the Series P Senior Notes will be considered to have the same issue date and issue price as the original issuance and will be fungible with the Existing Series P Senior Notes for U.S. federal income tax purposes.

It is further anticipated, and this discussion assumes, that neither the Series Q Senior Notes nor the Series R Senior Notes will be issued with more than a de minimis amount of original issue discount for United States federal income tax purposes.

Pre-Issuance Accrued Interest

A portion of the price paid for the Series P Senior Notes will be allocable to interest that accrued prior to the date the notes are purchased (the “pre-issuance accrued interest”). We intend to take the position that, on the first interest payment date for the notes after the issuance of the Series P Senior Notes, a portion of the stated interest received in an amount equal to the pre-issuance accrued interest will be treated as a nontaxable return of the pre-issuance accrued interest and not as a payment of interest on the Series P Senior Notes. All prospective investors of the Series P Senior Notes are urged to consult their tax advisors with regard to the tax treatment of pre-issuance accrued interest.

United States Federal Income Tax Considerations for U.S. Holders

The following portion of this summary will apply to you if you are a U.S. holder of a Senior Note.

Interest

Interest on the Senior Notes will generally be taxable to you as ordinary income at the time such interest is received or accrued, in accordance with such your regular method of tax accounting for US federal income tax purposes.

Amortizable Bond Premium

If you purchase Series P Senior Notes for a price (excluding any amount attributable to pre-issuance accrued interest) in excess of their stated principal amount, you will have acquired the Series P Senior Notes with bond premium. You may elect to amortize bond premium under the constant yield method over the remaining term of the Series P Senior Notes as an offset to interest when includible in income under your regular accounting method. The election to amortize bond premium using a constant yield method, once made, will apply to all taxable debt instruments having bond premium that you own or subsequently acquire on or after the first day of the first taxable year for which the election is made and may not be revoked without the consent of the IRS. If you do not elect to amortize bond premium, that bond premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Series P Senior Notes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition

You generally will recognize gain or loss for U.S. federal income tax purposes on a sale, exchange, retirement, redemption or other taxable disposition of the Senior Notes in an amount equal to the difference, if any, between the amount realized from such sale, exchange, retirement, redemption or other taxable disposition of the Senior Notes in cash or other property valued at fair market value (excluding any amount received on such sale or other taxable disposition allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Interest”) and your adjusted tax basis in the Senior Notes. In the case of a Series Q Senior Note or a Series R Senior Note, your adjusted tax basis will generally be equal to the amount you paid for the Series Q Senior Note or Series R Senior Note, as applicable. In the case of a Series P Senior Note, your adjusted tax basis in the Series P Senior Note will generally be equal to the amount you paid for the Series P Senior Note (excluding amounts allocated to pre-issuance accrued interest), reduced by any payments received other than stated interest and by the amount of any amortizable bond premium previously used to offset interest income. Any gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you have held the Senior Notes for more than one year at the time of the sale or other taxable disposition. Long-term capital gains recognized will generally be taxable at a reduced rate of U.S. federal income tax if you are an individual or other non-corporate U.S. holder. The deductibility of capital losses is subject to limitations.

United States Federal Income Tax Considerations for Non-U.S. Holders

The following portion of this summary will apply to you if you are a non-U.S. holder of a Senior Note.

For purposes of this discussion of non-U.S. holders, interest does not include any pre-acquisition accrued interest, as discussed above under “—Pre-Issuance Accrued Interest.” However, to the extent any interest is subject to U.S. federal withholding tax, as described below, the applicable withholding agent may withhold on all payments of interest, including any payment of pre-acquisition accrued interest. You should consult your tax advisor regarding the ability to obtain a refund of any amounts withheld that are attributable to pre-acquisition accrued interest.

United States Federal Withholding Tax

Subject to the discussions of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the Senior Notes under the “portfolio interest rule,” provided that:

•interest paid on the Senior Notes is not effectively connected with your conduct of a trade or business in the United States;

•you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us through actual or constructive stock ownership;

•you are not a bank whose receipt of interest on the Senior Notes is described in section 881(c)(3)(A) of the Code; and

•either (a) you provide to the applicable withholding agent your name and address on a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your Senior Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:
•IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•IRS Form W-8ECI (or other applicable form) stating that interest paid on the Senior Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other taxable disposition of a Senior Note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the Senior Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable branch profits tax rate under an income tax treaty) of your effectively connected earnings and profits, subject to adjustments. Any effectively connected interest will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied.
Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a Senior Note (excluding any amount received on such sale or other taxable disposition allocable to accrued and unpaid interest, which generally will be treated as interest and subject to the rules discussed above in “—United States Federal Withholding Tax” and in the preceding paragraph) generally will not be subject to United States federal income tax unless:
•the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain will generally be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will generally be subject to United States federal income tax on any gain recognized at a rate of 30% (or such lower rate specified under an applicable income tax treaty), which may be offset by certain United States source capital losses, provided you have timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to payments of interest on the Senior Notes and the proceeds from a sale, exchange, retirement, redemption or other taxable disposition of a Senior Note paid to you, unless you establish that you are an exempt recipient. Backup withholding generally will apply to any payments described in the preceding sentence if you fail to provide a correct taxpayer identification number and a certification that you are not subject to backup withholding, or if you fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Generally, the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments generally will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale, exchange, retirement, redemption or other taxable disposition of Senior Notes made within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

In general, you will not be subject to backup withholding with respect to payments on the Senior Notes that we make to you provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the statement described above in the fifth bullet point under “—United States Federal Withholding Tax.”

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under sections 1471 through 1474 of the Code (such sections commonly referred to as “FATCA”), a 30% United States federal withholding tax generally will apply to any interest on a Senior Note paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). We will not pay additional amounts or “gross up” payments to holders of the Senior Notes as a result of any taxes or withholding imposed under FATCA. Under certain circumstances, a holder may be eligible for a refund or credit of such tax or withholding. You should consult your tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the Senior Notes.

UNDERWRITING

BNY Mellon Capital Markets, LLC, Huntington Securities, Inc., Mizuho Securities USA LLC and Scotia Capital (USA) Inc. are acting as representatives of the underwriters named below with respect to the Senior Notes. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each of the underwriters named below and each of the underwriters has severally and not jointly agreed to purchase from us the respective principal amount of Senior Notes set forth opposite its name below:

Underwriter	Principal Amount of Series P Senior Notes	Principal Amount of Series Q Senior Notes	Principal Amount of Series R Senior Notes
BNY Mellon Capital Markets, LLC	$	$	$
Huntington Securities, Inc.
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.

Total	$	$	$

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Notes offered hereby if any of the Senior Notes are purchased.

The expenses associated with the offer and sale of the Senior Notes, excluding the underwriting discount, are expected to be approximately $ and will be payable by us.

The underwriters propose to offer the Senior Notes to the public initially at the public offering price set forth on the cover page of this prospectus supplement and may offer the Senior Notes to certain dealers initially at that price less a concession not in excess of % per Series P Senior Note, not in excess of % per Series Q Senior Note and not in excess of % per Series R Senior Note. The underwriters may allow, and those dealers may reallow, a discount not in excess of % per Series P Senior Note, not in excess of % per Series Q Senior Note and not in excess of % per Series R Senior Note to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The offering of the Senior Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Prior to this offering, there has been no public market for the Series Q Senior Notes or the Series R Senior Notes. The Senior Notes will not be listed on any securities exchange or automated quotation system. Certain underwriters have advised us that they intend to make a market in the Senior Notes. The underwriters will have no obligation to make a market in the Senior Notes, however, and may cease market making activities, if commenced, at any time. There can be no assurance of a secondary market for the Senior Notes, or that the Senior Notes may be resold.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

    In connection with the offering, the underwriters may purchase and sell the Senior Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the Senior Notes and syndicate short positions involve the sale by the underwriters of a greater number of Senior Notes than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such Senior Notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Senior Notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company.

If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Senior Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Some of the underwriters or their affiliates engage in transactions with, and have performed services for, us and our affiliates in the ordinary course of business and have, from time to time, performed, and may in the future perform, various financial advisory, corporate trust, commercial and investment banking services for us, for which they received, or will receive, customary fees and expenses.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Senior Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Senior Notes. Neither this prospectus supplement nor the accompanying prospectus are prospectuses for purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); nor (ii) a qualified investor as defined in (a) Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA and as amended or (b) paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as it may be amended from time to time). Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “UK PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

In the UK, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:

•it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the UK.

Notice to Prospective Investors in Canada

The Senior Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in South Korea

The Senior Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Senior Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Senior Notes, the Senior Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Senior Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the Senior Notes, (c) the Senior Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant purchase agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investors, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the senior notes under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification-Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Senior Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Senior Notes. The Senior Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Senior Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Senior Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Senior Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the United Arab Emirates

The Senior Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. The prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority.

Settlement

We expect to deliver the Senior Notes against payment for the Senior Notes on or about the date specified in the last paragraph on the cover page of this prospectus supplement. Under Rule 15c6-1 under the 1934 Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes prior to the first business day before delivery of the Senior Notes will be required to specify alternative settlement arrangements to prevent a failed settlement.

LEGAL OPINIONS

Certain legal matters with respect to this offering of the Senior Notes will be passed on for us by a Senior Counsel of American Electric Power Service Corporation, our service company affiliate. Certain legal matters with respect to the offering of the Senior Notes will be passed on for the underwriters by Hunton Andrews Kurth LLP, New York, New York. From time to time, Hunton Andrews Kurth LLP acts as counsel to our affiliates for some matters.

EXPERTS

The financial statements of Southwestern Electric Power Company incorporated in this Prospectus Supplement by reference to the Southwestern Electric Power Company Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

SOUTHWESTERN ELECTRIC POWER COMPANY
1 RIVERSIDE PLAZA
COLUMBUS, OHIO 43215
(614) 716-1000

$2,250,000,000
UNSECURED NOTES

TERMS OF SALE

The following terms may apply to the notes that we may sell at one or more times. A prospectus supplement or pricing supplement will include the final terms for each note. If we decide to list upon issuance any note or notes on a securities exchange, a prospectus supplement or pricing supplement will identify the exchange and state when we expect trading could begin.

- Mature 9 months to 60 years
- Fixed or floating interest rate
- Remarketing features
- Certificate or book-entry form
- Subject to redemption or repayment
- Not convertible, amortized or subject to a sinking fund
- Interest paid on fixed rate notes monthly, quarterly or semi-annually
- Interest paid on floating rate notes monthly, quarterly, semi-annually, or annually
- Issued in multiples of a minimum denomination

INVESTING IN THESE NOTES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” ON PAGE 2 FOR MORE INFORMATION.

The notes have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2024.

THE COMPANY

We generate, sell, purchase, transmit and distribute electric power. We serve approximately 552,000 retail customers in Northeastern and panhandle of Texas, Northwestern Louisiana and Western Arkansas. We also supply and market electric power at wholesale to other electric utilities, municipalities, rural electric cooperatives and other market participants. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-716-1000). We are a subsidiary of American Electric Power Company, Inc. (“AEP”), a public utility holding company, and we are a part of the American Electric Power integrated utility system. The executive offices of American Electric Power Company, Inc. are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-716-1000).

PROSPECTUS SUPPLEMENTS

We may provide information to you about the notes in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your notes; (b) the accompanying prospectus supplement provides more specific terms of your notes; and (c) if not included in the accompanying prospectus supplement, a pricing supplement will provide the final terms of your notes. It is important for you to consider the information contained in this prospectus, the prospectus supplement and any pricing supplement in making your investment decision.

RISK FACTORS

Investing in the notes involves risk. Please see the risk factors described in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and all subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are those presently known to us.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (“SEC”). We also file annual, quarterly and special reports and other information with the SEC. You may examine our SEC filings through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (including any documents filed after the date of the initial registration statement and prior to its effectiveness) until we sell all the notes.

•Annual Report on Form 10-K for the year ended December 31, 2023,
•Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024; and
•Current Report on Form 8-K filed May 6, 2024.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
614-716-1000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement and in any written communication from us or any underwriter specifying the final terms of the particular offering. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, the net proceeds from the sale of the notes will be used for funding our construction program and for other general corporate purposes relating to our utility business. These purposes may include redeeming or repurchasing outstanding debt (including the repayment of advances from affiliates) and replenishing working capital. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations. We estimate that our construction costs in 2024 will approximate $1.2 billion. At September 4, 2024, we had approximately $310 million in advances from affiliates outstanding.

DESCRIPTION OF THE NOTES

General

We will issue the notes under an Indenture dated February 25, 2000 (as previously supplemented and amended, the “Indenture”) between us and the Trustee, The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York as trustee (the “Trustee”). This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have filed or will file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Trustee’s offices at 311 South Wacker Drive, Suite 6200B, Floor 62, Mailbox 44, Chicago, Illinois 60606.

The Indenture does not limit the amount of notes that may be issued. The Indenture permits us to issue notes in one or more series or tranches upon the approval of our board of directors and as described in one or more supplemental indentures. Each series of notes may differ as to their terms. The Indenture also gives us the ability to reopen a previous issue of a series of notes and issue additional notes of such series.

The notes are unsecured and will rank equally with all our unsecured unsubordinated debt. For current information on our debt outstanding see our most recent Form 10-K and Form 10-Q. See Where You Can Find More Information.

The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the notes will not be subject to any conversion, amortization, or sinking fund. We expect that the notes will be “book-entry,” represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue note certificates registered in the name of the noteholders.

In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

The following terms may apply to each note as specified in the applicable pricing or prospectus supplement and the note.

Redemptions

If we issue redeemable notes, we may redeem such notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the notes of a series at one time, DTC (as defined below), in the case of notes represented by a global security, will select the particular notes or portions thereof for redemption from the outstanding notes not previously redeemed in accordance with applicable procedures of DTC. If note certificates are outstanding, the Trustee selects the notes to be redeemed by lot or in such other manner it determines to be fair.

Remarketed Notes

If we issue notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the notes including: interest rate, remarketing provisions, our right to redeem notes, the holders’ right to tender notes, and any other provisions.

Book-Entry Notes - Registration, Transfer, and Payment of Interest and Principal

Unless otherwise stated in a prospectus supplement, book-entry only securities of a series of notes will be issued in the form of a global note that the Trustee will deposit with the Depository Trust Company (“DTC”), New York, New York. This means that we will not issue notes to each holder. One or more global notes will be issued to Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a note certificate, a global note may not be transferred, except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law,

a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the notes documents. For example, Beneficial Owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with notes held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its notes purchased or tendered, through its Participant, to the Tender/Remarketing Agent, and shall effect delivery of such notes by causing the Direct Participant to transfer the Participant’s interest in the notes, on DTC’s records, to the Tender/Remarketing Agent. The requirement for physical delivery of the notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered notes to the Tender/Remarketing Agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, note certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

If we issue note certificates, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments on note certificates will be made by check or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register.

Interest Rate

The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

Unless an applicable pricing or prospectus supplement states otherwise, if we issue a note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

Fixed Rate Notes

A pricing or prospectus supplement will designate the record dates, payment dates and the fixed rate of interest payable on a note. We will pay interest monthly, quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

Each floating rate note will have an interest rate formula. The applicable pricing supplement will state the initial interest rate or interest rate formula on each note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

    “Event of Default” means any of the following:

•failure to pay for three business days the principal of (or premium, if any, on) any note of a series when due and payable;

•failure to pay for 30 days any interest on any note of any series when due and payable;

•failure to perform any other requirements in such notes, or in the Indenture in regard to such notes, for 90 days after notice;

•failure to pay any sinking fund installment for three days after payment is due;

•certain events of bankruptcy or insolvency;

• or any other event of default specified in a series of notes.

An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the notes of the series affected may require us to repay the entire principal of the notes of such series within ten days after the date of such notice (“Repayment Acceleration”). In most instances, the holders of at least a majority in aggregate principal amount of the notes of the affected series may rescind a previously triggered Repayment Acceleration if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee security or indemnity satisfactory to it. Subject to the provisions for indemnification, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

Modification of Indenture

Under the Indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change affecting the rights of the holders of any series of notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, and premium, if any, and interest on the notes.

Legal Defeasance

We will be discharged from our obligations on the notes of any series at any time if:

•we deposit with the Trustee sufficient cash or government securities to pay (i) the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the note of the series and (ii) any applicable mandatory sinking fund payments on the day such payments are due; and

•we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above.

If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

Covenant Defeasance

We will be discharged from our obligations under certain restrictive covenants applicable to the notes of a particular series if, among other things, we perform all of the actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

The Indenture and notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Trustee and other services of its affiliates in the normal course of business.

PLAN OF DISTRIBUTION

We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Notes may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

The agents will not be obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

By Underwriters

If underwriters are used in the sale, the underwriters will acquire the notes for their own accounts. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions. The underwriters will be obligated to purchase all the notes of the series offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

We may also sell notes directly. In this case, no underwriters or agents would be involved.

General Information

Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the “Act”), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act or to contribute to payments that each underwriter, dealer or agent may be required to make in respect thereto.

Underwriters, dealers and agents and their respective affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL OPINIONS

David C. House, Esq., Associate General Counsel of American Electric Power Service Corporation, one of our affiliates, William E. Johnson, Esq., Senior Counsel of American Electric Power Service Corporation, or Ryan F. Aguiar, Esq., Senior Counsel of American Electric Power Service Corporation, will issue an opinion about the legality of the notes for us. Hunton Andrews Kurth LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Hunton Andrews Kurth LLP acts as counsel to our affiliates for some matters.

EXPERTS

The financial statements of Southwestern Electric Power Company incorporated in this Prospectus by reference to the Southwestern Electric Power Company Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

Southwestern Electric Power Company

$ 5.30% Senior Notes, Series P, due 2033
$ % Senior Notes, Series Q, due
$ % Senior Notes, Series R, due

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PROSPECTUS SUPPLEMENT

March , 2026
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Joint Book-Running Managers

BNY Capital Markets	Huntington Capital Markets	Mizuho	Scotiabank